THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES AS TO ANY CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL ONLY BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY, AND OTHER APPLICABLE LAW.

THIS RESTRUCTURING SUPPORT AGREEMENT IS THE PRODUCT OF SETTLEMENT DISCUSSIONS AMONG THE PARTIES HERETO AND, ACCORDINGLY, IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO. THIS RESTRUCTURING SUPPORT AGREEMENT AND THE INFORMATION CONTAINED HEREIN IS STRICTLY CONFIDENTIAL AND MAY NOT BE SHARED WITH ANY PERSON OTHER THAN THE COMPANY AND THE CONSENTING STAKEHOLDERS AND THEIR RESPECTIVE ADVISORS OR EXCEPT AS SET FORTH IN ANY CONFIDENTIALITY AGREEMENT BETWEEN THE COMPANY AND THE CONSENTING STAKEHOLDERS OR THEIR RESPECTIVE PROFESSIONAL ADVISORS.

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE RESTRUCTURING DESCRIBED HEREIN, WHICH RESTRUCTURING WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN, AND THE CLOSING OF ANY RESTRUCTURING SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN.

RESTRUCTURING SUPPORT AGREEMENT

This Restructuring Support Agreement (including all exhibits and schedules attached hereto, as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this "Agreement") is made and entered into as of January 5, 2025, by and among the following parties (each, a "Party" and, collectively, the "Parties"):

i. Ligado Networks LLC ("Parent") and certain of its direct and indirect subsidiaries listed on its signature page hereto (collectively, the "Company");

ii. each of the undersigned beneficial owners of, or nominees, investment advisors, sub-advisors, or managers of accounts that beneficially own, First Lien Notes[1] that has executed and delivered to counsel to the Company counterpart signature page(s) to this Agreement or a Joinder Agreement[2], or that is a Permitted Transferee of such First Lien Notes in accordance with Section 5 of this Agreement (collectively, the "Consenting First Lien Noteholders");

iii. each of the undersigned lenders or investment advisors, sub-advisors, or managers of accounts that hold First Lien First Out Term Loans that has executed and delivered to counsel to the Company counterpart signature page(s) to this Agreement or a Joinder Agreement, or that is a Permitted Transferee of such First Lien First Out Term Loans in accordance with Section 5 of this Agreement (collectively, the "Consenting First Lien First Out Lenders");

iv. each of the undersigned lenders or investment advisors, sub-advisors, or managers of accounts that hold First Lien Senior Pari Term Loans (together with the First Lien Notes, the "First Lien Pari Debt," and together with the First Lien First Out Term Loans, collectively the "First Lien Debt") that has executed and delivered to counsel to the Company counterpart signature page(s) to this Agreement or a Joinder Agreement, or that is a Permitted Transferee of such First Lien Senior Pari Term Loans in accordance with Section 5 of this Agreement (collectively, the "Consenting First Lien Senior Pari Lenders" and, together with the Consenting First Lien First Out Lenders, the "Consenting First Lien Lenders");

v. each of the undersigned lenders or investment advisors, sub-advisors, or managers of discretionary accounts that hold 1.5 Lien Term Loans that has executed and delivered to counsel to the Company counterpart signature page(s) to this Agreement or a Joinder Agreement, or that is a Permitted Transferee of such 1.5 Lien Term Loans in accordance with Section 5 of this Agreement (collectively, the "Consenting 1.5 Lien Lenders");

vi. each of the undersigned beneficial owners of, or nominees, investment advisors, sub-advisors, or managers of accounts that beneficially own, Second Lien Notes that has executed and delivered to counsel to the Company counterpart signature page(s) to this Agreement or a Joinder Agreement, or that is a Permitted Transferee of such Second Lien Notes in accordance with Section 5 of this Agreement (collectively, the "Consenting Second Lien Noteholders," and collectively with the Consenting First Lien Noteholders, the Consenting First Lien Lenders, and the Consenting 1.5 Lien Lenders, the "Consenting Creditors");

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1 Capitalized terms used but not otherwise defined herein have the meaning ascribed to such terms elsewhere in this Agreement or in the term sheet attached hereto as **Exhibit A** (the "Restructuring Term Sheet"), subject to Section 2 hereof, as applicable.

2 "Joinder Agreement" means the form of joinder agreement attached hereto as **Exhibit C**.

vii. each of the undersigned beneficial owners of, or nominees, investment advisors, sub-advisors, or managers of accounts that beneficially own, equity interests in the Company that has executed and delivered to counsel to the Company counterpart signature page(s) to this Agreement or a Joinder Agreement, or that is a Permitted Transferee of such Interests in the Company in accordance with Section 5 of this Agreement (collectively, the "Consenting Equityholders" and, collectively with the Consenting Creditors, the "Consenting Stakeholders"); and

viii. AST & Science, LLC ("AST") as a supporting party to the Restructuring and Restructuring Transactions and counterparty to the AST Transaction contemplated herein.

RECITALS

WHEREAS, the Parties have engaged in good faith, arm's-length negotiations regarding a restructuring of the Company's capital structure and the AST Transaction on the terms and conditions set forth in this Agreement (the "Restructuring") to be implemented pursuant to a prearranged chapter 11 plan of reorganization (as may be amended or supplemented from time to time in accordance with the terms of this Agreement, the "Plan") through the commencement of voluntary reorganization cases (the "Chapter 11 Cases") under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") and recognition proceedings (the "Recognition Proceedings" and, collectively with the Chapter 11 Cases, the "Bankruptcy Cases") pursuant to Part IV of the *Companies' Creditors Arrangement Act* (Canada) (the "CCAA") in the Ontario Superior Court of Justice (the "Canadian Court");

WHEREAS, the following sets forth the agreement among the Parties concerning their respective rights and obligations in respect of the Restructuring.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, on a several but not joint basis, agree as follows:

AGREEMENT

Section 1. *Agreement Effective Date; Form of Restructuring.*

1.01. Agreement Effective Date. This Agreement shall become effective and binding upon each of the Parties at 12:01 a.m. (prevailing Eastern Time), on the date on which: (a)(i) the Company has executed and delivered counterpart signature pages of this Agreement to the Ad Hoc First Lien Group Advisors, the Ad Hoc Crossholder Group Advisors, and AST; and (ii) holders of at least 66.67% of the aggregate outstanding principal amount of each of the First Lien First Out Term Loans, the First Lien Notes, the First Lien Senior Pari Term Loans, the 1.5 Lien Term Loans, and the Second Lien Notes have executed and delivered to counsel to the Company counterpart signature pages of this Agreement; (b) the Company shall have paid in full all accrued but unpaid fees and expenses (including any reasonable fee and expense estimate through and including the Agreement Effective Date) of the Ad

Hoc First Lien Group Advisors and the Ad Hoc Crossholder Group Advisors; (c) the Company shall have paid in full accrued but unpaid fees and expenses up to $550,000 (including any reasonable fee and expense estimate through and including the Agreement Effective Date) of Freshfields US LLP as counsel to AST; and (d) the Company has given notice to counsel to the Ad Hoc First Lien Group, the Ad Hoc Crossholder Group, and AST in accordance with Section 14.09 hereof that each of the foregoing conditions set forth in this Section 1.01, in each case, has been satisfied and this Agreement is effective (such date, the "Agreement Effective Date").

1.02. Form of Restructuring. The principal terms of the Restructuring are set forth in the Restructuring Term Sheet and will be implemented on terms consistent with this Agreement (such transactions as described in this Agreement, the Restructuring Term Sheet, and the AST Term Sheet, the "Restructuring Transactions").

Section 2. ***Exhibits Incorporated by Reference.*** Each of the exhibits attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include the exhibits. In the event of any inconsistency between this Agreement (without reference to the exhibits) and the Restructuring Term Sheet, the Restructuring Term Sheet shall govern. In the event of any inconsistency between this Agreement (without reference to the exhibits) and the exhibits (excluding the Restructuring Term Sheet), this Agreement (without reference to the exhibits) shall govern.

Section 3. ***Definitive Documents.***

(a) The definitive documents and agreements governing the Restructuring (collectively, the "Definitive Documents") shall consist of this Agreement and each of the following documents:

(A) the Plan (and all exhibits thereto);

(B) the confirmation order from the Bankruptcy Court with respect to the Plan (the "Confirmation Order") and the order in the Recognition Proceedings from the Canadian Court recognizing and enforcing the Confirmation Order (the "Confirmation Order Recognition Order") and all pleadings filed by the Company in support of entry of the Confirmation Order and the Confirmation Order Recognition Order;

(C) the disclosure statement for the Plan (the "Disclosure Statement"), the other solicitation materials in respect of the Plan (such materials, collectively, the "Solicitation Materials"), all motions to approve the Disclosure Statement and the other Solicitation Materials, and all orders entered by the Bankruptcy Court with respect to such motions, including without limitation the orders approving the Disclosure Statement and the other Solicitation Materials as containing, among other things, "adequate information" as required by section 1125 of the Bankruptcy Code (the "Disclosure Statement Order");

(D) the documentation with respect to the New MIP;

(E) all other documents that will be included in the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Company with the Bankruptcy Court as the plan supplement thereto (the "Plan Supplement");

(F) (i) the interim order or orders authorizing the use of cash collateral and debtor-in-possession financing (each, an "Interim DIP Order") and (ii) the final order or orders authorizing the use of cash collateral and debtor-in-possession financing (each, a "Final DIP Order" and together with the Interim DIP Order, collectively, the "DIP Orders");

(G) orders in the Recognition Proceedings recognizing and enforcing the Interim DIP Order (the "Interim DIP Recognition Order") and the Final DIP Order (the "Final DIP Recognition Order," together with the Interim DIP Recognition Order, the "DIP Recognition Orders"), the Break-Up Fee Recognition Order (the "Break-Up Fee Recognition Order"), and the AST Definitive Agreements Recognition Order (the "AST Definitive Agreements Recognition Order");

(H) the documents that govern any DIP Facility, including any amendments, modifications, and supplements thereto, and together with any related notes, certificates, agreements, security agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection therewith (collectively, and together with the DIP Orders, the "DIP Documents");

(I) the documents that govern the Exit Facility, including any amendments, modifications, and supplements thereto, and together with any related notes, certificates, agreements, intercreditor agreements, security agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection therewith (collectively, the "Exit Facility Documents");

(J) all first-day pleadings and all orders sought pursuant thereto (the "First Day Pleadings"), and all material second-day pleadings and all orders sought pursuant thereto;

(K) the recognition order in the Recognition Proceedings from the Canadian Court with respect to the Chapter 11 Cases

(the "Recognition Order") and all pleadings filed by the Company in support of entry of the Recognition Order;

(L) the Second Amended and Restated Operating Agreement and any other organizational and corporate governance documents of the Parent, and any related documentation evidencing or providing for the issuance of any equity interests, preferred equity interests, warrants, options, or other instruments convertible into equity interests or preferred equity interests in the Parent which shall be effective upon the Transaction Effective Date (the "New Organizational Documents");

(M) the Definitive Agreements (as defined in the AST Term Sheet) necessary to effectuate the commercial transaction with AST (such Definitive Agreements as defined herein, the "AST Definitive Agreements," and such transaction, the "AST Transaction") pursuant to the term sheet attached to the Restructuring Term Sheet as Exhibit B (such term sheet, the "AST Term Sheet");[3]

(N) the motion in the Bankruptcy Court seeking approval of the Break-Up Fee and the Break-Up Reimbursements (including as allowed superpriority administrative expense claims in the Bankruptcy Cases with priority over all administrative expenses and all other superpriority administrative expenses except for the Carve-Out (as defined in the DIP Orders); pursuant to sections 105, 503 and 507 of the Bankruptcy Code) (the "Break-Up Fee Motion");

(O) the Bankruptcy Court order approving the Break-Up Fee Motion (the "Break-Up Fee Order");

(P) the motion in the Bankruptcy Court seeking approval of the Company's entry into the AST Definitive Agreements (the "AST Definitive Agreements Motion");

(Q) the Bankruptcy Court order approving the AST Definitive Agreements Motion (the "AST Definitive Agreements Order");

(R) any settlement, monetization, disposition, or similar agreement with respect to the Ligado Takings Case; and

[3] Notwithstanding anything to the contrary in the AST Term Sheet, the Parties agree that, prior to execution of the AST Definitive Agreements, they shall not (a) seek to resolve any disputes through arbitration absent entry of a consensual Bankruptcy Court order authorizing such arbitration or (b) request the Bankruptcy Court to impose terms or otherwise reform this Agreement or the AST Term Sheet.

(S) such other agreements, instruments and documentation as may be reasonably desired or necessary to implement, consummate, and document the Restructuring.

(b) Any Definitive Documents that remain subject to negotiation and completion shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent in all material respects with the terms of this Agreement. Except as otherwise provided in this Agreement, all Definitive Documents shall be in form and substance consistent with this Agreement and otherwise acceptable in all respects to each of the Company, the Required Consenting Creditors and AST; *provided* AST's consent rights in this Section 3(b) apply solely with respect to: (i) the Break-Up Fee Motion,[4] the Break-Up Fee Order, the AST Definitive Agreements, the AST Definitive Agreements Motion, and the AST Definitive Agreements Order; (ii) solely to the extent that the following Definitive Documents have a material effect on the AST Transaction, the Plan, the Disclosure Statement, the Confirmation Order, the Confirmation Order Recognition Order, the DIP Orders, the DIP Recognition Orders, the DIP Documents, the Plan Supplement, and the First Day Pleadings; and (iii) any other Definitive Documents to the extent that they have a material effect on the AST Transaction.

As used herein, the term "Required Consenting Creditors" means, at any relevant time, both (i) Consenting Creditors who are members of the Ad Hoc First Lien Group (the "Consenting First Lien Group Creditors") (x) holding greater than 50.0% of the aggregate outstanding principal amount of the First Lien Debt held by Consenting Creditors who are members of the Ad Hoc First Lien Group and (y) so long as each of the following continues to hold more than $100,000,000 in then-outstanding principal of First Lien Debt and/or DIP Loans (which taken together shall be equal or greater than $100,000,000), each of Apollo Capital Management, L.P., Owl Creek Asset Management, L.P., Capital Research and Management Company, and Oaktree Capital Management, L.P. on behalf of certain funds and accounts (collectively, those identified in foregoing subclauses (x) and (y), the "Required Consenting First Lien Group Creditors"), and (ii) Consenting Creditors who are members of the Ad Hoc Crossholder Group (the "Consenting Crossholder Group Creditors") holding greater than 50.0% of the aggregate outstanding principal amount of the First Lien Debt held by Consenting Creditors who are members of the Ad Hoc Crossholder Group (which, for the avoidance of doubt, and so long as each of the following continues to hold more than $100,000,000 in then outstanding principal of First Lien Debt and/or DIP Loans (which taken together shall be equal or greater than $100,000,000), shall include Fortress and Cerberus (each as defined in the First Lien Loan Agreement) (the "Required Consenting Crossholder Group Creditors")). During the Agreement Effective Period, the Definitive Documents shall not be amended, modified, waived, or supplemented in a manner inconsistent with this Agreement.

[4] The Company agrees that it will, if necessary in seeking approval of the Break-Up Fee Motion, submit evidence to the Bankruptcy Court concerning the Company's independently developed go-forward projections and valuation analyses.

Section 4. ***Commitments Regarding the Restructuring.***

4.01. Commitments of the Consenting Stakeholders.

(a) During the period beginning on the Agreement Effective Date and ending on a Termination Date (as defined in Section 10.08) (such period, the "Agreement Effective Period"), each of the Consenting Stakeholders, severally and not jointly, agrees to perform and comply, as applicable, with the following obligations:

(i) support and use commercially reasonable efforts to take all actions reasonably requested by the Company to facilitate and implement the Restructuring, in accordance with the applicable Definitive Documents and the terms and conditions of this Agreement, including, without limitation, by:

(A) timely participating in and supporting the Restructuring with respect to all of its Claims/Interests now owned or hereafter acquired by such Consenting Stakeholder (or for which such Consenting Stakeholder serves as the nominee, investment manager, or advisor for holders thereof and are included on the signature page(s) hereto of such Consenting Stakeholder);

(B) validly and timely submitting, and not withdrawing, any consents, waivers, proxies, signature pages, tenders, ballots, and/or other means of voting or participating in the Restructuring (including causing its nominee or custodian, if applicable, on behalf of itself and the accounts, funds, or affiliates for which it is acting as investment advisor, sub-advisor, or manager to validly and timely deliver and not withdraw) with respect to all of its Claims/Interests now owned or hereafter acquired by such Consenting Stakeholder (or for which such Consenting Stakeholder serves as the nominee, investment manager, or advisor for holders thereof and are included on the signature page(s) hereto of such Consenting Stakeholder) as may be reasonably necessary or desirable to consummate and effectuate the Restructuring;

(C) timely obtaining, and supporting the Company's efforts to obtain, as applicable, any and all federal, state, local, and foreign governmental, regulatory, and/or third-party approvals that are necessary to consummate the Restructuring;

(D) timely executing any New Organizational Documents and/or any other agreements, instruments, or documentation as may be reasonably necessary or desirable to consummate the Restructuring;

(E) supporting and not objecting to the Company's filing and seeking Bankruptcy Court approval of the Break-Up Fee Motion; and

(F) supporting and not objecting to the Company's filing and seeking Bankruptcy Court approval of the AST Definitive Agreements Motion.

(ii) to the extent that a Consenting Stakeholder is entitled to accept or reject the Plan pursuant to its terms and subject to the receipt by such Consenting Stakeholder of the Disclosure Statement and the Solicitation Materials:

(A) vote each of its Claims[5] against, and Interests[6] in, the Company (such Claims or Interests, collectively, the "Claims/Interests") to accept the Plan by delivering its duly executed and completed ballot(s) accepting the Plan on a timely basis following the commencement of the solicitation and its actual receipt of the Solicitation Materials and ballot;

(B) to the extent it is permitted to elect whether to opt-out of or opt-in to any of the releases set forth in the Plan, elect (1) not to opt-out of or (2) to opt-in to, as applicable, such releases by timely delivering its duly executed and completed ballot(s) indicating such election; *provided* that such releases shall be in form and substance acceptable to the Required Consenting Creditors; *provided*, *further*, that the Plan shall not release any claims or causes of action based on or relating to, or in any manner arising from, the case in the U.S. Federal Court of Claims under the caption *Ligado Networks LLC v. USA* (Case no. 23-CV-01797-EJD) (the "Ligado Takings Case");

(C) not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (A) and (B) above; *provided* that nothing in this Agreement shall prevent any Consenting Stakeholder from changing, withholding, amending, or revoking (or causing the same) its vote, election, or consent with respect to the Plan if this Agreement has been terminated with respect to such Consenting Stakeholder in accordance with its terms; and

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5 "Claim" has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

6 "Interest" means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Company Party (in each case whether or not arising under or in connection with any employment agreement).

(D) to the extent any plan of reorganization other than the Plan is proposed by any party, vote against such plan of reorganization,

(iii) not credit bid against the AST Transaction or directly or indirectly (A) object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring, (B) propose or support any plan of reorganization other than the Plan, or (C) direct the First Lien Trustee, the First Lien Agent, the 1.5 Lien Agent, the Second Lien Trustee, the collateral agents, the collateral trustees, or similar entity to take any action contemplated in clause (A) of this Section 4.01(a)(iii) or that is otherwise inconsistent with such Consenting Stakeholder's obligations under this Agreement;

(iv) use commercially reasonable efforts to cooperate with the Company in obtaining additional support for the Restructuring from the Company's other stakeholders, including any official committee appointed during the Chapter 11 Cases, if any;

(v) support the assumption of all prepetition employment agreements, severance agreements, indemnity agreements, and director and officer insurance policies consented to by the Required Consenting Creditors; *provided* that, for the avoidance of doubt, that certain Ligado Networks LLC Transaction Commission Plan, which became effective on December 10, 2021, as amended, supplemented, or modified from time to time (the "Transaction Commission Plan"), the Incentive Plan (as defined in the Existing Operating Agreement), and any employee equity or equity-based incentive plans and all rights and obligations thereunder in effect prior to the Plan Effective Date shall not be assumed;

(vi) negotiate in good faith to execute and implement, as applicable, the Definitive Documents to which it is required to be a party or for which its consent is required in a manner consistent with this Agreement;

(vii) except to the extent contemplated under the Plan or this Agreement, not, and not direct the First Lien Trustee, the First Lien Agent, the 1.5 Lien Agent, the Second Lien Trustee, the collateral agents, the collateral trustees, or similar entity to, exercise any right or remedy for the enforcement, collection, or recovery of any of the Claims/Interests and any other claims against any Company Entity;

(viii) not object to, delay, impede, or take any other action that is reasonably likely to interfere with the Company's use of cash collateral or the Company obtaining debtor-in-possession financing during the pendency of the Chapter 11 Cases on the terms set forth in the DIP Orders;

(ix) not file, or have filed on its behalf, any motion, pleading, or other document (including any modifications or amendments thereof) with any Chosen Court or any other court that, in whole or in part, is not materially consistent with this Agreement and the Definitive Documents;

(x) not initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to this Agreement, the Bankruptcy Cases, or the Restructuring contemplated by this Agreement against the Company or the other Parties other than to enforce

this Agreement or any Definitive Document or as otherwise permitted under this Agreement or any Definitive Document;

(xi) waive such Consenting Stakeholder's preemptive rights, if any, under the Company's existing organizational documents;

(xii) not object to, delay, impede, or take any other action to interfere with the Company's ownership and possession of its assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code; and

(xiii) provide commercially reasonable support in connection with transactions reasonably necessary to implement the Restructuring Transactions set forth in the exhibits or schedules attached hereto.

(b) For the avoidance of doubt, nothing in this Section 4.01 shall obligate any lender in respect of the DIP Facility to agree to any amendment, modification or waiver to, or otherwise provide any consent under, any DIP Documents except with respect to the Break-Up Fee, which shall have the status of an allowed superpriority administrative expense claim with priority over all administrative expense claims and all other superpriority administrative expense claims except for the Carve-Out.

4.02. Commitments of the Company.

(a) During the Agreement Effective Period, the Company shall:

(i) reserved;

(ii) take all steps reasonably necessary or desirable to obtain orders of the Bankruptcy Court and Canadian Court in respect of the Restructuring, including obtaining entry of the Confirmation Order, the DIP Orders, and the Recognition Order, the DIP Recognition Orders and the Confirmation Order Recognition Order;

(iii) take all steps reasonably necessary or desirable, or reasonably requested by the Consenting Creditors, to support and consummate the Restructuring in accordance with this Agreement, including the preparation and filing of the Definitive Documents;

(iv) take all steps reasonably necessary or desirable, or reasonably requested by the Consenting Creditors, to execute and deliver any other agreements necessary or appropriate to effectuate and consummate the Restructuring;

(v) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, take all steps reasonably necessary or desirable to address any such impediment;

(vi) take all steps reasonably necessary or desirable, or reasonably requested by the Consenting Creditors, to obtain any and all required regulatory and/or third-party approvals for the Restructuring;

(vii) use commercially reasonable efforts to seek additional support for the Restructuring from the Company's other material stakeholders;

(viii) complete the Restructuring within the timeframe provided herein, including the Milestones set forth in Section 4.04 hereof;

(ix) operate its business in the ordinary course, taking into account the Restructuring;

(x) reserved;

(xi) maintain good standing under the laws of the state or other jurisdiction each Company Entity or subsidiary is incorporated or organized;

(xii) provide prompt advance written notice to the Ad Hoc First Lien Group Advisors, the Ad Hoc Crossholder Group Advisors, and AST of the occurrence of a termination event described in Section 10 of which the Company is aware;

(xiii) timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order: (A) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code); (ii) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code; or (iii) dismissing any of the Chapter 11 Cases;

(xiv) inform the Consenting Stakeholders and AST reasonably promptly after becoming aware of: (A) any matter or circumstance which it knows, or believes is likely, to be a material impediment to the implementation or consummation of the Restructuring; (B) any notice of any commencement of any involuntary insolvency proceedings, legal suit for payment of debt or securement of security from or by any person in respect of any Company Entity; (C) a material breach of this Agreement (including a breach by any Company Entity); and (D) any representation or statement made or deemed to be made by them under this Agreement which is or proves to have been incorrect or misleading in any material respect when made or deemed to be made;

(xv) not amend, supplement, waive, or modify, or file a pleading seeking authority to amend, supplement, waive, or modify, any Definitive Document in a manner that is inconsistent with this Agreement (including, without limitation, Section 3(b) hereof);

(xvi) not file or seek authority to file any pleading inconsistent with the Restructuring or the terms of this Agreement;

(xvii) not amend its organizational or governance documents in a manner inconsistent with the Restructuring;

(xviii) not issue any new equity interests of the Company or make any distributions on any Interests in a manner inconsistent with the Restructuring;

(xix) not modify the Plan, in whole or in part, in a manner that is inconsistent with the Restructuring and/or this Agreement;

(xx) following the Petition Date, if applicable, not pay any prepetition claims unless and until authorized by the Bankruptcy Court and consented to by the Required Consenting Creditors in accordance with the budget authorized by the DIP Orders;

(xxi) not delay, impede, or take any other action that is inconsistent with, or is intended or is likely to interfere in a material way with, acceptance or implementation of the Restructuring;

(xxii) not enter into, or seek approval from the Bankruptcy Court to enter into any DIP Facility with any lender unless such lender agrees, in writing, to be bound by the terms and obligations of this Agreement;

(xxiii) oppose any objection, motion or action brought by a third party seeking to terminate the Company's exclusivity period for filing the Plan or soliciting acceptances of the Plan; and

(xxiv) negotiate in good faith to execute and implement, as applicable, the Definitive Documents to which it is required to be a party or for which its consent is required in a manner consistent with this Agreement.

Notwithstanding the foregoing, nothing in this Agreement shall: (i) impair or waive the rights of any Company Entity to assert or raise any objection permitted under this Agreement; or (ii) prevent any Company Entity from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

4.03. <u>Commitments of AST.</u>

(a) During the Agreement Effective Period, AST shall:

(i) support and use commercially reasonable efforts to take all actions reasonably requested by the Company or the Required Consenting Creditors to facilitate and implement the Restructuring, in accordance with the applicable Definitive Documents and the terms and conditions of this Agreement;

(ii) not directly or indirectly object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring;

(iii) use commercially reasonable efforts to cooperate with the Company in obtaining additional support for the Restructuring from the Company's other stakeholders, including any official committee appointed during the Chapter 11 Cases, if any;

(iv) negotiate in good faith to execute and implement, as applicable, the Definitive Documents to which it is required to be a party or for which its consent is required in a manner consistent with this Agreement;

(v) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, take all steps reasonably necessary or desirable to address any such impediment;

(vi) not object to, delay, impede, or take any other action that is reasonably likely to interfere with the Company's use of cash collateral or the Company obtaining debtor-in-possession financing during the pendency of the Chapter 11 Cases on the terms set forth in the DIP Orders; *provided* that the DIP Order provides that the Break-Up Fee is an allowed superpriority administrative expense claim with priority over all administrative expense claims and all other superpriority administrative expense claims;

(vii) not file, or have filed on its behalf, any motion, pleading, or other document (including any modifications or amendments thereof) with any Chosen Court or any other court that, in whole or in part, is not materially consistent with this Agreement and the Definitive Documents;

(viii) not initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to this Agreement, the Bankruptcy Cases, or the Restructuring contemplated by this Agreement against the Company or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement or any Definitive Document;

(ix) not object to, delay, impede, or take any other action to interfere with the Company's ownership and possession of its assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code; and

(x) provide commercially reasonable support in connection with transactions reasonably necessary to implement the Restructuring Transactions set forth in the exhibits or schedules attached hereto.

4.04. Milestones.

The Company shall implement the Restructuring in accordance with the following milestones (the "Milestones"), each of which may be extended or waived in writing (with email from counsel being sufficient) by the Required Consenting Creditors and, except with respect to the Milestones set forth in Sections 4.04(c), 4.04(d), 4.04(f), and 4.04(g) and the New MIP Milestone, AST:

(a) the Company shall have commenced the Chapter 11 Cases in the Bankruptcy Court no later than 11:59 p.m. (prevailing Eastern Time) on January 5, 2025 (the date of such commencement, the "Petition Date");

(b) no later than one (1) day after the Petition Date, the Company (1) shall have filed the Break-Up Fee Motion and (2) will seek to have the Break-Up Fee Motion heard no later than twenty-two (22) days after the Petition Date; *provided* that, notwithstanding anything to the contrary in this Agreement, (x) AST shall not have any right to terminate this Agreement due to the failure of the Company to obtain a hearing for the Break-Up Fee Motion within such period,

and (y) any such failure, except by reason of the Company's failure to timely file the Break-Up Fee Motion, shall not constitute a breach under this Agreement;

(c) no later than five (5) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Interim DIP Order;

(d) no later than ten (10) Business Days after the Petition Date, the Canadian Court shall have issued the Recognition Order and the Interim DIP Recognition Order;

(e) no later than thirty-five (35) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Break-Up Fee Order;

(f) no later than thirty-five (35) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Final DIP Order;

(g) no later than ten (10) business days after entry of the Final DIP Order, the Canadian Court shall have issued the Final DIP Recognition Order;

(h) no later than seventy-five (75) calendar days after the Petition Date, the Company shall have executed the AST Definitive Agreements (the "AST Definitive Agreements Execution Milestone");

(i) no later than seventy-five (75) calendar days after the Petition Date, the Company shall have filed the AST Definitive Agreements Motion;

(j) no later than seventy-five (75) calendar days after the Petition Date, the Company shall have filed the Plan, the Disclosure Statement, and the motion seeking approval of the Solicitation Materials;

(k) no later than seven (7) calendar days after the AST Definitive Agreements Execution Milestone, the Company and the Required Consenting Creditors shall have agreed on the form of the New MIP (the "New MIP Milestone");

(l) no later than one hundred and ten (110) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Disclosure Statement Order;

(m) no later than one hundred and ten (110) calendar days after the Petition Date, the Bankruptcy Court shall have entered the AST Definitive Agreements Order;

(n) no later than one hundred and forty-five (145) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order;

(o) no later than ten (10) calendar days after the entry of the Confirmation Order, the Canadian Court shall have issued the Confirmation Order Recognition Order;

(p) No later than forty (40) months after the Petition Date, the effective date of the Plan (the "Plan Effective Date") shall have occurred (as such date may be extended in accordance with this Section 4.04, the "Outside Date").

4.05. Additional Provisions Regarding Commitments of the Consenting Stakeholders and AST.

Notwithstanding anything to the contrary otherwise herein, nothing in this Agreement shall:

(a) affect the ability of any Consenting Stakeholder to consult with any other Consenting Stakeholder, the Company, AST, or any other party in interest in the Bankruptcy Cases;

(b) limit the rights of any Consenting Stakeholder or AST under any applicable bankruptcy, insolvency, foreclosure, or similar proceeding (including appearing in any such proceeding) so long as the exercise of such rights is not inconsistent with the terms and conditions of this Agreement;

(c) require any Consenting Stakeholder or AST to incur any material financial or other material liability other than as expressly described in this Agreement or the Definitive Documents;

(d) impair or waive the rights of any Consenting Stakeholder or AST to assert or raise any objection permitted under this Agreement in connection with the Restructuring, so long as the exercise of such rights is not inconsistent with the terms and conditions of this Agreement;

(e) prevent any Consenting Stakeholder or AST from enforcing this Agreement or any other Definitive Document, including enforcing any right, remedy, condition, consent, or approval requirement under this Agreement or any Definitive Document, or from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, such documents; or

(f) prevent any Consenting Stakeholder from taking any customary perfection step or other action as is necessary to preserve or defend the validity, existence, and priority of its Claims/Interests or any lien securing any such Claims/Interests (including, without limitation, the filing of proofs of claim).

Section 5. ***Transfer of Claims and Interests.***

(a) During the Agreement Effective Period, no Consenting Stakeholder shall sell, use, pledge, assign, transfer, permit the participation in, or otherwise dispose of (each, a "Transfer") any ownership (including any beneficial ownership[7]) in the Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless (a transferee that satisfies such requirement, a "Permitted Transferee," and such Transfer, a "Permitted Transfer"):

[7] As used herein, the term "beneficial ownership" means the direct or indirect economic ownership of, and/or the power, whether by contract or otherwise, to direct the exercise of the voting rights and the disposition of, the Claims/Interests or the right to acquire such claims or interests.

(i) the intended transferee is (A) another Consenting Stakeholder or (B)(1) a qualified institutional buyer as defined in Rule 144A of the Securities Act of 1933, as amended (the "Securities Act") (such qualified institutional buyer, a "QIB"), (2) not a U.S. person (as defined in Regulation S of the Securities Act) (a "Non-U.S. Person"), (3) an institutional accredited investor (as defined in Rule 501(a)(1), (2), (3), (7), (8), (9), (12), and (13) under the Securities Act) (such institutional accredited investor, an "Institutional Accredited Investor"), or (4) an affiliate of a Consenting Stakeholder, and in each case of clauses (A) and (B), such intended transferee executes and delivers to each of the Company Advisors, the Ad Hoc First Lien Group Advisors, and the Ad Hoc Crossholder Group Advisors, on the terms set forth below, an executed form of the transfer agreement in the form attached hereto as **Exhibit B** (a "Transfer Agreement") before such Transfer is effective (it being understood that any Transfer shall not be effective as against the Company until notification of such Transfer and a copy of the executed Transfer Agreement is received by counsel to the Company, in each case, on the terms set forth herein); *provided*, that in each case, this Agreement and any vote in favor of the Plan by such transferring Consenting Stakeholder shall be binding upon the Permitted Transferee.

(b) Notwithstanding Section 5(a), a Qualified Marketmaker[8] that acquires any right, title, or interest in any Claims/Interests subject to Section 5 of this Agreement while acting in its capacity as a Qualified Marketmaker for such Claims/Interests shall not be required to execute and deliver to each the Company Advisors, the Ad Hoc First Lien Group Advisors, and the Ad Hoc Crossholder Group Advisors a Transfer Agreement in respect of such Claims/Interests or be a Permitted Transferee if such Qualified Marketmaker transfers the right, title, or interest in such Claims/Interests within ten (10) business days of its acquisition to a transferee that (A) is a Permitted Transferee at the time of such Transfer or (B) becomes a Permitted Transferee by the date of settlement of such Transfer and, in each case, the Transfer is otherwise permitted under Section 5.

[8] As used herein, the term "Qualified Marketmaker" means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against or interests in the Company (including debt securities or other debt) or enter with customers into long and short positions in claims against or interests in the Company (including debt securities or other debt), in its capacity as a dealer or market maker in such claims against or interests in the Company, and (b) is, in fact, regularly in the business of making a market in claims against or interests in issuers or borrowers (including debt securities or other debt).

(c) The Transfer shall not, in the reasonable business judgment of the Company and its legal advisors, in consultation with the Ad Hoc First Lien Group Advisors and the Ad Hoc Crossholder Group Advisors, materially and adversely affect the Company's ability to obtain the regulatory consents or approvals necessary to effectuate the Restructuring; *provided*, that (a) the Company's review and confirmation shall not be unreasonably withheld and such review shall be solely limited to issues arising from the Company's ability to obtain regulatory consents and approvals and (b) the Company shall provide such review and confirmation no later than five business days after receiving notice and a copy of an executed Transfer Agreement (or a Transfer Agreement to be executed upon confirmation from the Company pursuant to this provision); *provided*, *further*, that this restriction set forth in this Section 5(c) shall not apply to a Permitted Transfer that is an internal transfer between affiliates so long as both parties to the assignment are already parties to this Agreement.

(d) Notwithstanding Section 5(a), to the extent that a Consenting Stakeholder is acting in its capacity as a Qualified Marketmaker, it may Transfer any right, title, or interest in any Claims/Interests that such Consenting Stakeholder, in its capacity as a Qualified Marketmaker, acquires from a holder of Claims/Interests that is not a Consenting Stakeholder without the requirement that the transferee execute and deliver to the Company Advisors, the Ad Hoc First Lien Group Advisors, and the Ad Hoc Crossholder Group Advisors a Transfer Agreement in respect of such Claims/Interests or be a Permitted Transferee.

(e) Notwithstanding Section 5(b) above, a Qualified Marketmaker may Transfer any right, title, or interest in any Claims/Interests that it acquires from a Consenting Stakeholder to another Qualified Marketmaker (the "Transferee Qualified Marketmaker") without the requirement that the Transferee Qualified Marketmaker execute and deliver to each of the Company Advisors, the Ad Hoc Crossholder Group Advisors, and the Ad Hoc First Lien Group Advisors, a Transfer Agreement in respect of such Claims/Interests or be a Permitted Transferee, if such Transferee Qualified Marketmaker transfers the right, title, or interest in such Claims/Interests within ten (10) business days of its acquisition from the Qualified Marketmaker to a transferee that (A) is a Permitted Transferee at the time of such Transfer or (B) becomes a Permitted Transferee by the date of settlement of such Transfer and, in each case, the Transfer is otherwise permitted under Section 5.

(f) This Agreement shall in no way be construed to preclude the Consenting Stakeholders from acquiring additional Claims/Interests; *provided* that (i) any Consenting Stakeholder that acquires additional Claims/Interests during the Agreement Effective Period shall execute and deliver a Transfer Agreement to each of the Company Advisors, the Ad Hoc First Lien Group Advisors, and the Ad Hoc Crossholder Group Advisors before such Transfer is effective and such Transfer is otherwise a Permitted Transfer, and (ii) such additional Claims/Interests shall automatically and immediately upon acquisition by a Consenting Stakeholder be deemed subject to the terms of this Agreement.

(g) This Section 5 shall not impose any obligation on the Company to issue any "cleansing letter" or otherwise publicly disclose information for the purpose of enabling a Consenting Stakeholder to Transfer any Claims/Interests.

(h) Any Transfer made in violation of this Section 5 shall be void *ab initio*. Any Consenting Stakeholder that effectuates a Permitted Transfer to a Permitted Transferee shall have no liability under this Agreement arising from or related to the failure of the Permitted Transferee to comply with the terms of this Agreement.

(i) In addition, other than pursuant to a Permitted Transfer, any holder of Claims/Interests may become a Party, and become a Consenting Stakeholder, by executing and delivering a Joinder Agreement in the form attached hereto as **Exhibit C** to counsel to the Company.

(j) Notwithstanding anything to the contrary in this Section 5, the restrictions on Transfer set forth in this Section 5 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

Section 6. ***Representations and Warranties of Consenting Stakeholders.*** Each Consenting Stakeholder, severally, and not jointly, represents and warrants that:

(a) it is the beneficial owner of the face amount of the Claims/Interests, or is the nominee, investment manager, or advisor for beneficial holders of the Claims/Interests, as reflected in such Consenting Stakeholder's signature block to this Agreement (or below its name on the signature page of a Transfer Agreement or a Joinder Agreement for any Consenting Stakeholder that becomes a party hereto after the date hereof) (such Claims/Interests, the "Owned Claims/Interests"); *provided* that no Consenting Stakeholder shall be required to include in its Claims/Interests identified on its signature page hereto any amount that is subject to an open trade as of the date hereof, and, notwithstanding anything herein to the contrary, such amounts shall not be subject to the terms of this Agreement unless such Claims/Interests are identified on such Consenting Stakeholder's signature page hereto or acquired by a Consenting Stakeholder after the date hereof.

(b) it has the full power and authority to act on behalf of, vote, and consent to matters concerning the Owned Claims/Interests;

(c) the Owned Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Stakeholder's ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d) (i) it is either (A) a QIB, (B) an Institutional Accredited Investor, (C) a Non-U.S. Person, or (D) the foreign equivalent of (A) or (B) above, and (ii) any securities of the Company acquired by the applicable Consenting Stakeholder in connection with the Restructuring will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act; and

(e) as of the date hereof, it has no actual knowledge of any event that, due to any fiduciary or similar duty to any other person or entity, would prevent it from taking any action required of it under this Agreement.

Section 7. ***Mutual Representations, Warranties, and Covenants.*** Each of the Parties represents, warrants, and covenants to each other Party:

7.01. Enforceability. It is validly existing and in good standing under the laws of the jurisdiction of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

7.02. Reserved.

7.03. Power and Authority. Except as expressly provided in this Agreement, it has all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring contemplated by, and perform its respective obligations under, this Agreement.

7.04. Governmental Consents. Except as set forth in this Agreement, the AST Definitive Agreements, the CCAA, the Plan, or the Bankruptcy Code (and subject to necessary Bankruptcy Court or Canadian Court approval and/or regulatory approvals associated with the Restructuring), the execution, delivery, and performance by it of this Agreement does not, and shall not, require any registration or filing with consent or approval of, or notice to, or other action to, with or by, any federal, state, or other governmental authority or regulatory body.

7.05. No Conflicts. The execution, delivery, and performance of this Agreement does not and shall not: (a) violate any provision of law, rules, or regulations applicable to it or any of its subsidiaries in any material respect; (b) violate its certificate of incorporation, bylaws, or other organizational documents or those of any of its subsidiaries; or (c) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any contractual obligation to which it is a party, which conflict, breach, or default, would have a material adverse effect on the Restructuring.

Section 8. ***Acknowledgement***. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of section 1125 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities laws and provisions of the Bankruptcy Code and CCAA, if applicable. The Company will not solicit acceptances of any Plan in any manner inconsistent with the Bankruptcy Code or applicable bankruptcy law, or the CCAA, if applicable.

Section 9. ***Certain Additional Chapter 11 Matters.***

9.01. Bankruptcy Court Pleadings.

(a) The Company shall provide the Ad Hoc First Lien Group Advisors and the Ad Hoc Crossholder Group Advisors, and AST (with respect to any First Day Pleadings that have a

material effect on the AST Transaction, including the Break-Up Fee Motion) with draft copies of all First Day Pleadings and the Break-Up Fee Motion at least two (2) calendar days before the date and time at which the Company intends to file such First Day Pleadings and Break-Up Fee Motion, except as otherwise agreed by the Required Consenting Creditors.

(b) Additionally, during the Agreement Effective Period, the Company shall provide draft copies of all material motions, pleadings, declarations, and documents other than the First Day Pleadings that the Company intends to file with the Bankruptcy Court to the Ad Hoc First Lien Group Advisors, the Ad Hoc Crossholder Group Advisors, and, with respect to any documents that have a material effect on the AST Transaction, AST, at least two (2) calendar days before the date and time at which the Company intends to file such motions, pleadings, declarations, and documents, except as otherwise agreed by the Required Consenting Creditors.

Section 10. *Termination Events.*

10.01. Consenting First Lien Group Creditors Termination Events. This Agreement may be terminated by the Required Consenting First Lien Group Creditors, solely as to the Consenting First Lien Group Creditors, upon written notice to the Company, delivered in accordance with Section 14.09 hereof, upon the occurrence and continuation of any of the following events:

(a) any of the Milestones have not been achieved, unless such Milestones were previously extended or waived in writing (with email from counsel being sufficient) by the Required Consenting Creditors and AST, as applicable;

(b) reserved;

(c) the Plan Effective Date shall not have occurred by the Outside Date;

(d) the occurrence of a material breach by the Company or any Consenting Crossholder Group Creditor(s) collectively holding more than 33.34% of the aggregate outstanding principal amount of, respectively, First Lien First Out Term Loans, the First Lien Pari Debt, the 1.5 Lien Term Loans, or the Second Lien Notes (for the avoidance of doubt not counting any breach by a member of the First Lien Group Creditors) of any of its material representations, warranties, covenants, or other obligations, or any other material provision of this Agreement (including without limitation if any representation or warranty made by such Party shall have been untrue in any material respect when made or shall have become untrue in any material respect); *provided*, that the Required Consenting First Lien Group Creditors shall have transmitted written notice to such breaching Party, the Company Advisors, and the Ad Hoc Crossholder Group Advisors pursuant to Section 14.09 hereof, detailing such breach (while providing copies of such notice pursuant to Section 14.09 hereof) and, if such breach is capable of being cured, such breach shall not have been cured within five (5) business days after the transmission of such notice;

(e) (i) the failure of the Company to comply with its obligations under Section 16 hereof, and such breach has not been cured (if curable) within five (5) business days of written notice from the Required Consenting First Lien Group Creditors, or (ii) the termination by the Company of any applicable engagement letter or fee letter with any of the Ad Hoc First Lien Group Advisors without the consent of the Required Consenting First Lien Group Creditors;

(f) the Company, without the consent of the Ad Hoc First Lien Group or as otherwise provided for pursuant to this Agreement, (i) makes a payment under the Inmarsat Agreement, (ii) amends, modifies or supplements the Inmarsat Agreement, or (iii) otherwise alters the existing commercial relationship with Inmarsat;

(g) reserved;

(h) the Company enters into a binding agreement with respect to an Alternative Commercial Transaction contemplated by a Superior Commercial Transaction Proposal in compliance with Section 12;

(i) the Required Consenting Crossholder Group Creditors provide notice validly terminating this Agreement (except for a termination pursuant to Section 10.02(d)) in accordance with Section 10.02;

(j) if applicable, any acceleration of obligations under the DIP Documents;

(k) (i) any Definitive Document, or any related order entered by the Bankruptcy Court or the Canadian Court, is inconsistent with the terms and conditions set forth in this Agreement, including Section 3 hereof, or (ii) any provision of any Definitive Document is waived, amended, supplemented, or otherwise modified in a manner that is inconsistent with the terms and conditions set forth in this Agreement and not otherwise waived by the Required Consenting First Lien Group Creditors, including with Section 3 hereof, in each case which remains uncured for five (5) business days after the receipt by the Company of written notice delivered in accordance with Section 14.09;

(l) the Company withdraws the Plan or Disclosure Statement or files any motion or pleading with the Bankruptcy Court or the Canadian Court that is inconsistent in a material manner with the consent rights set forth in Section 3 of this Agreement, and such withdrawal or pleading has not been revoked within five (5) business days of written notice from the Required Consenting First Lien Group Creditors;

(m) the Company files or supports another party in filing (i) a motion or pleading challenging the amount, validity, or priority of any First Lien Claims, 1.5 Lien Loan Claims, or Second Lien Notes Claims arising under or relating to the Existing Debt Documents held by any Consenting First Lien Group Creditor against the Company (or any liens securing such Claims) or (ii) a motion or pleading asserting (or seeking standing to assert) any purported claims or causes of action against any of the Consenting First Lien Group Creditors, which event remains uncured for a period of five (5) business days after written notice from the Required Consenting First Lien Group Creditors;

(n) the Company files any motion or application seeking authority to assume or reject any executory contract or unexpired lease, in either case without the prior written consent of the Required Consenting First Lien Group Creditors (such consent not to be unreasonably withheld), which filing is not withdrawn after five (5) business days' written notice from the Required Consenting First Lien Group Creditors;

(o) the Bankruptcy Court enters an order terminating the Company's exclusive right to file or solicit acceptances of a plan of reorganization (including the Plan);

(p) the Bankruptcy Court enters an order granting relief from the automatic stay to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure on the same) on any of the Company's material assets (other than in respect of insurance proceeds);

(q) the Recognition Proceedings are terminated;

(r) the Confirmation Order (or the Confirmation Order Recognition Order) is reversed or vacated;

(s) any of the DIP Orders or DIP Recognition Orders are reversed or vacated;

(t) AST provides notice validly terminating this Agreement or materially breaches any of its material representations, warranties, covenants, or other obligations, or any other material provision of this Agreement;

(u) reserved;

(v) the Federal Communications Commission (the "FCC") takes any action that would revoke, limit, impair, stay, or otherwise negatively impact any of the Company's existing licenses including revoking or further conditioning the Ancillary Terrestrial Component operations authorized by the FCC in IB Docket No. 11-109;

(w) reserved;

(x) any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable;

(y) entry of a DIP Order that is inconsistent with the terms of this Agreement and otherwise not acceptable to the Required Consenting Creditors;

(z) if applicable, the occurrence of any event of default under the DIP Documents, or the DIP Orders, as applicable, that has not been cured or waived (if susceptible to cure or waiver) by the applicable percentage of lenders in accordance with the terms of the applicable DIP Documents, or DIP Order, as applicable;

(aa) the issuance by any governmental authority, including any regulatory authority, the Bankruptcy Court, or another court of competent jurisdiction, of any injunction, judgment, decree, charge, ruling, or order that, in each case, would have the effect of preventing consummation of the Restructuring; *provided*, that the Company shall have thirty (30) calendar days after issuance of such injunction, judgment, decree, charge, ruling, or order to obtain relief that would allow consummation of the Restructuring;

(bb) the Company (i) files any motion, application, or adversary proceeding seeking to avoid, disallow, subordinate, or recharacterize any First Lien Claims, 1.5 Lien Loan Claims, or

Second Lien Notes Claims or any lien or interest held by any Consenting Stakeholders arising under or relating to the Existing Debt Documents or (ii) supports any motion, application, or adversary proceeding referred to in the immediately preceding clause (i) filed by a third party, or consents to the standing of any such third party to bring motion, application, or adversary proceeding;

(cc) without the prior consent of the Required Consenting First Lien Group Creditors, the Company or any Entity comprising the Company (i) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator, or similar official, trustee, or an examiner pursuant to section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases, (ii) makes a general assignment or arrangement for the benefit of creditors, or (iii) takes any corporate action for the purpose of authorizing any of the foregoing; or

(dd) the (i) conversion of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (ii) dismissal of the Chapter 11 Cases, or (iii) appointment of a trustee or an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code for the Chapter 11 Cases, which order in each case has not been reversed, stayed, or vacated within (3) three business days after the Company provides written notice to the other Parties that such order is materially inconsistent with this Agreement, in each case of clauses (i), (ii), and (iii), without the prior written consent of the Required Consenting First Lien Group Creditors.

10.02. Consenting Crossholder Group Creditors Termination Events. This Agreement may be terminated by the Required Consenting Crossholder Group Creditors, solely as to the Consenting Crossholder Group Creditors, upon written notice to the Company, delivered in accordance with Section 14.09 hereof, upon the occurrence and continuation of any of the following events:

(a) any of the Milestones have not been achieved, unless such Milestones were previously extended or waived in writing (with email from counsel being sufficient) by the Required Consenting Creditors and AST, as applicable;

(b) reserved;

(c) the Plan Effective Date shall not have occurred by the Outside Date;

(d) the occurrence of a material breach by the Company or any Consenting First Lien Group Creditor(s) collectively holding more than 33.34% of the aggregate outstanding principal amount of First Lien Debt (for the avoidance of doubt not counting any breach by a member of the Crossholder Group Creditors) of any of its material representations, warranties, covenants, or other obligations, or any other material provision of this Agreement (including without limitation if any representation or warranty made by such Party shall have been untrue in any material respect when made or shall have become untrue in any material respect); *provided*, that the Required Consenting Crossholder Group Creditors shall have transmitted written notice to such breaching Party, the Company Advisors, and the Ad Hoc First Lien Group Advisors pursuant to Section 14.09 hereof, detailing such breach (while providing copies of such notice pursuant to

Section 14.09 hereof) and, if such breach is capable of being cured, such breach shall not have been cured within five (5) business days after the transmission of such notice;

(e) (i) the failure of the Company to comply with its obligations under Section 16 hereof, and such breach has not been cured (if curable) within five (5) business days of written notice from the Required Consenting Crossholder Group Creditors, or (ii) the termination by the Company of any applicable engagement letter or fee letter with any of the Ad Hoc Crossholder Group Advisors without the consent of the Required Consenting Crossholder Group Creditors;

(f) the Company, without the consent of the Ad Hoc Crossholder Group or as otherwise provided for pursuant to this Agreement, (i) makes a payment under the Inmarsat Agreement, (ii) amends, modifies or supplements the Inmarsat Agreement, or (iii) otherwise alters the existing commercial relationship with Inmarsat;

(g) reserved;

(h) the Company enters into a binding agreement with respect to an Alternative Commercial Transaction contemplated by a Superior Commercial Transaction Proposal in compliance with Section 12;

(i) the Required Consenting First Lien Group Creditors provide notice validly terminating this Agreement (except for a termination pursuant to Section 10.01(d)) in accordance with Section 10.01;

(j) any acceleration of obligations under the DIP Documents;

(k) (i) any Definitive Document, or any related order entered by the Bankruptcy Court or the Canadian Court, is inconsistent with the terms and conditions set forth in this Agreement, including Section 3 hereof, or (ii) any provision of any Definitive Document is waived, amended, supplemented, or otherwise modified in a manner that is inconsistent with the terms and conditions set forth in this Agreement, and not otherwise waived by the Required Consenting Crossholder Group Creditors, including with Section 3 hereof, in each case which remains uncured for five (5) business days after the receipt by the Company of written notice delivered in accordance with Section 14.09;

(l) the Company withdraws the Plan or Disclosure Statement or files any motion or pleading with the Bankruptcy Court or the Canadian Court that is inconsistent in a material manner with the consent rights set forth in Section 3 of this Agreement, and such withdrawal or pleading has not been revoked within five (5) business days of written notice from the Required Consenting Crossholder Group Creditors;

(m) the Company files or supports another party in filing (i) a motion or pleading challenging the amount, validity, or priority of any First Lien Claims, 1.5 Lien Loan Claims, or Second Lien Notes Claims arising under or relating to the Existing Debt Documents held by any Consenting Crossholder Group Creditor against the Company (or any liens securing such Claims) or (ii) a motion or pleading asserting (or seeking standing to assert) any purported claims or causes of action against any of the Consenting Crossholder Group Creditors; which

event remains uncured for a period of five (5) business days after written notice from the Required Consenting Crossholder Group Creditors;

(n) the Company files any motion or application seeking authority to assume or reject any executory contract or unexpired lease, in either case without the prior written consent of the Required Consenting Crossholder Group Creditors (such consent not to be unreasonably withheld), which filing is not withdrawn after five (5) business days' written notice from the Required Consenting Crossholder Group Creditors;

(o) the Bankruptcy Court enters an order terminating the Company's exclusive right to file or solicit acceptances of a plan of reorganization (including the Plan);

(p) the Bankruptcy Court enters an order granting relief from the automatic stay to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure on the same) on any of the Company's material assets (other than in respect of insurance proceeds);

(q) the Recognition Proceedings are terminated;

(r) the Confirmation Order (or the Confirmation Order Recognition Order) is reversed or vacated;

(s) any of the DIP Orders or DIP Recognition Orders are reversed or vacated;

(t) AST provides notice seeking to terminate this Agreement or materially breaches any of its material representations, warranties, covenants, or other obligations, or any other material provision of this Agreement;

(u) reserved;

(v) the FCC takes any action that would revoke, limit, impair, stay, or otherwise negatively impact any of the Company's existing licenses including revoking or further conditioning the Ancillary Terrestrial Component operations authorized by the FCC in IB Docket No. 11-109;

(w) reserved;

(x) any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable;

(y) entry of a DIP Order that is inconsistent with the terms of this Agreement and otherwise not acceptable to the Required Consenting Creditors;

(z) the occurrence of any event of default under the DIP Documents, or the DIP Orders, as applicable, that has not been cured or waived (if susceptible to cure or waiver) by the applicable percentage of lenders in accordance with the terms of the applicable DIP Documents, or DIP Order, as applicable;

(aa) the issuance by any governmental authority, including any regulatory authority, the Bankruptcy Court, or another court of competent jurisdiction, of any injunction, judgment, decree, charge, ruling, or order that, in each case, would have the effect of preventing consummation of the Restructuring; *provided*, that the Company shall have thirty (30) calendar days after issuance of such injunction, judgment, decree, charge, ruling, or order to obtain relief that would allow consummation of the Restructuring;

(bb) the Company (i) files any motion, application, or adversary proceeding seeking to avoid, disallow, subordinate, or recharacterize any First Lien Claims, 1.5 Lien Loan Claims, or Second Lien Notes Claims or any lien or interest held by any Consenting Stakeholders arising under or relating to the Existing Debt Documents or (ii) supports any motion, application, or adversary proceeding referred to in the immediately preceding clause (i) filed by a third party, or consents to the standing of any such third party to bring motion, application, or adversary proceeding;

(cc) without the prior consent of the Required Consenting Crossholder Group Creditors, the Company or any Entity comprising the Company (i) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator, or similar official, trustee, or an examiner pursuant to section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases, (ii) makes a general assignment or arrangement for the benefit of creditors, or (iii) takes any corporate action for the purpose of authorizing any of the foregoing; or

(dd) the (i) conversion of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (ii) dismissal of the Chapter 11 Cases, or (iii) appointment of a trustee or an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code for the Chapter 11 Cases, which order in each case has not been reversed, stayed, or vacated within (3) three business days after the Company provides written notice to the other Parties that such order is materially inconsistent with this Agreement, in each case of clauses (i), (ii), and (iii), without the prior written consent of the Required Consenting Crossholder Group Creditors.

10.03. AST Termination Events. This Agreement may be terminated by AST, solely as to AST, upon written notice to the Company, delivered in accordance with Section 14.09 hereof, upon the occurrence and continuation of any of the following events:

(a) any of the Milestones, except for the Milestones set forth in Sections 4.04(c), 4.04(d), 4.04(f), and 4.04(g) and the New MIP Milestone, has not been achieved, unless any such Milestone was previously extended or waived in writing (with email from counsel being sufficient) by AST;

(b) the Plan Effective Date shall not have occurred by the Outside Date;

(c) the occurrence of a material breach by the Company or any Consenting Stakeholder(s) collectively holding more than 33.34% of the aggregate outstanding principal amount of, respectively, First Lien First Out Term Loans, the First Lien Pari Debt, the 1.5 Lien Term Loans, or the Second Lien Notes, of any of its material representations, warranties,

covenants, or other obligations, or any other material provision of this Agreement (including without limitation if any representation or warranty made by such Party shall have been untrue in any material respect when made or shall have become untrue in any material respect); *provided*, that AST shall have transmitted written notice to such breaching Party, the Company Advisors, the Ad Hoc First Lien Group Advisors, and the Consenting Crossholder Group Advisors pursuant to Section 14.09 hereof, detailing such breach (while providing copies of such notice pursuant to Section 14.09 hereof) and, if such breach is capable of being cured, such breach shall not have been cured within five (5) business days after the transmission of such notice;

(d) the Company, without the consent of AST or as otherwise provided for pursuant to this Agreement, (i) makes a payment under the Inmarsat Agreement, (ii) amends, modifies or supplements the Inmarsat Agreement, or (iii) otherwise alters the existing commercial relationship with Inmarsat;

(e) reserved;

(f) the Company enters into a binding agreement with respect to an Alternative Commercial Transaction contemplated by a Superior Commercial Transaction Proposal in compliance with Section 12;

(g) any acceleration of obligations under the DIP Documents;

(h) (i) any Definitive Document that has a material effect on the AST transaction, or any related order entered by the Bankruptcy Court or the Canadian Court, is inconsistent in a material manner with the terms and conditions set forth in this Agreement, including Section 3 hereof, or (ii) any material provision of any such Definitive Document is waived, amended, supplemented, or otherwise modified in a manner that is inconsistent in a material manner with the terms and conditions set forth in this Agreement, and not otherwise waived by AST, including with Section 3 hereof, in each case which remains uncured for five (5) business days after the receipt by the Company of written notice delivered in accordance with Section 14.09;

(i) the Company withdraws the Plan or Disclosure Statement, files or proposes a plan of reorganization or disclosure statement that is inconsistent with the Plan or the Disclosure Statement, or files any motion or pleading with the Bankruptcy Court or the Canadian Court that is inconsistent in a material manner with the consent rights set forth in Section 3 of this Agreement, and such withdrawal or pleading has not been revoked within five (5) business days of written notice from AST;

(j) the Company files or supports another party in filing a motion or pleading asserting (or seeking standing to assert) any purported claims or causes of action against AST; which event remains uncured for a period of five (5) business days after written notice from AST;

(k) the Company files any motion or application seeking authority to assume or reject any executory contract or unexpired lease, in either case without the prior written consent of AST (such consent not to be unreasonably withheld), which filing is not withdrawn after five (5) business days' written notice from AST;

(l) the Bankruptcy Court enters an order terminating the Company's exclusive right to file or solicit acceptances of a plan of reorganization (including the Plan);

(m) the Bankruptcy Court enters an order granting relief from the automatic stay to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure on the same) on any of the Company's material assets (other than in respect of insurance proceeds);

(n) the Confirmation Order (or the Confirmation Recognition Order) is reversed or vacated;

(o) reserved;

(p) any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable;

(q) entry of a DIP Order that is inconsistent with the terms of this Agreement and otherwise not acceptable to the Required Consenting Creditors;

(r) the occurrence of any event of default under the DIP Documents, or the DIP Orders, as applicable, that has not been cured or waived (if susceptible to cure or waiver) by the applicable percentage of lenders in accordance with the terms of the applicable DIP Documents, or DIP Order, as applicable;

(s) the issuance by any governmental authority, including any regulatory authority, the Bankruptcy Court, or another court of competent jurisdiction, of any injunction, judgment, decree, charge, ruling, or order that, in each case, would have the effect of preventing consummation of the Restructuring; *provided*, that the Company shall have thirty (30) calendar days after issuance of such injunction, judgment, decree, charge, ruling, or order to obtain relief that would allow consummation of the Restructuring;

(t) without the prior consent of AST, the Company or any Entity comprising the Company (i) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator, or similar official, trustee, or an examiner pursuant to section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases, (ii) makes a general assignment or arrangement for the benefit of creditors, or (iii) takes any corporate action for the purpose of authorizing any of the foregoing;

(u) the (i) conversion of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (ii) dismissal of the Chapter 11 Cases, or (iii) appointment of a trustee or an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code for the Chapter 11 Cases, which order in each case has not been reversed, stayed, or vacated within (3) three business days after the Company provides written notice to the other Parties that such order is materially inconsistent with this Agreement, in each case of clauses (i), (ii), and (iii), without the prior written consent of AST; or

(v) any of the Consenting Creditors files, proposes or otherwise supports a plan of reorganization or disclosure statement that is inconsistent with the Plan or the Disclosure Statement.

10.04. Company Termination Events. This Agreement may be terminated as to all Parties by the Company upon written notice to the Consenting Stakeholders, delivered in accordance with Section 14.09 hereof, upon the occurrence and continuation of any of the following events:

(a) the AST Definitive Agreements shall not have been executed by the AST Definitive Agreements Execution Milestone;

(b) the Plan Effective Date shall not have occurred by the Outside Date;

(c) the Consenting Stakeholders entitled to vote on the Plan will have failed to timely vote their Claims/Interests in favor of the Plan or at any time change their votes to constitute rejections to the Plan, in either case in a manner inconsistent with this Agreement; provided that this termination event will not apply if the applicable impaired classes with respect to such Claims/Interests vote to "accept" the Plan consistent with section 1126 of the Bankruptcy Code;

(d) the breach by any of the Consenting Stakeholders holding, in the aggregate among such breaching Consenting Stakeholders, more than 33.34% of the aggregate outstanding principal amount of either the First Lien Debt, 1.5 Lien Term Loans, or Second Lien Notes or more than 33.34% of either the outstanding Existing Series A-1 Preferred Units, Existing Series A-2 Preferred Units, Existing Series B Preferred Units, Existing Series C Preferred Units, or Existing Common Units, of any material provision set forth in this Agreement that remains uncured for a period of five (5) business days after the receipt by such Consenting Stakeholders of notice of such breach;

(e) the occurrence of a material breach by any Consenting First Lien Group Creditor(s) holding more than 33.34% of the aggregate outstanding principal amount of First Lien Debt or by any Consenting Crossholder Group Creditor(s) holding more than 33.34% of the aggregate outstanding principal amount of Second Lien Notes of any of its material representations, warranties, covenants, or other obligations, or any other material provision of this Agreement (including without limitation if any representation or warranty made by such Party shall have been untrue in any material respect when made or shall have become untrue in any material respect); *provided*, that the Company shall have transmitted written notice to such breaching Party, the Ad Hoc First Lien Group Advisors, and the Ad Hoc Crossholder Group Advisors pursuant to Section 14.09 hereof, detailing such breach and, if such breach is capable of being cured, such breach shall not have been cured within five (5) business days after the transmission of such notice;

(f) the Parent Board shall have determined, at any point during the period following entry of the Break-Up Fee Order and ending upon entry of the AST Definitive Agreements Order, to terminate this Agreement pursuant to (and in compliance in all respects with the terms of) Section 12.04; *provided*, that (a) the Company has complied in all material respects with the terms of Section 12 and (b) in the case of termination in response to a Superior Commercial Transaction Proposal, the Company and the counterparties thereto execute and deliver a binding

agreement for the Alternative Commercial Transaction contemplated by such Superior Commercial Transaction Proposal substantially concurrently with the Company's termination of this Agreement pursuant to this Section 10.04(f);

(g) the issuance by any governmental authority, including any regulatory authority, the Bankruptcy Court, or another court of competent jurisdiction, of any injunction, judgment, decree, charge, ruling, or order that, in each case, (i) would have the effect of preventing consummation of the Restructuring and (ii) remains in effect for thirty (30) business days after such the Company transmits a written notice in accordance with Section 14.09 hereof detailing any such issuance; provided that this termination right shall not apply to or be exercised if the Company sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement;

(h) the Bankruptcy Court enters an order denying confirmation of the Plan;

(i) the Confirmation Order (or the Confirmation Recognition Order) is reversed or vacated;

(j) the Bankruptcy Court or a court of competent jurisdiction enters an order (i) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (ii) dismissing the Chapter 11 Cases, or (iii) appointing a trustee or examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code for the Chapter 11 Cases, which order in each case has not been reversed, stayed, or vacated within (3) three business days after the Company provides written notice to the other Parties that such order is materially inconsistent with this Agreement; or

(k) any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable.

10.05. Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual agreement among each of the Company, the Required Consenting Creditors, and AST.

10.06. Automatic Termination. This Agreement shall terminate automatically without any further required action or notice on (i) the Plan Effective Date; or (ii) with respect to AST, upon the automatic termination of the AST Term Sheet as provided therein, unless the AST Definitive Agreements have been executed and supersede such AST Term Sheet.

10.07. Individual Termination. Any individual Consenting Stakeholder or AST may terminate this Agreement as to itself only, upon written notice to the Company, delivered in accordance with Section 14.09 hereof, if the Plan Effective Date has not occurred by the date that is 120 calendar days after the Outside Date (the "Individual Termination Transaction Outside Date").

10.08. Effect of Termination. No Party may terminate this Agreement if such Party failed to perform or comply in all material respects with the terms and conditions of this Agreement, with such failure to perform or comply directly or indirectly causing, or resulting in, the occurrence of the termination event on which such termination is based. The date on which termination of this Agreement as to a Party is effective in accordance with any of Sections 10.01-10.07 shall be referred to

as a "Termination Date." Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement; *provided* that in no event shall any such termination relieve a Party for liability for its breach or non-performance of its obligations hereunder that arose prior to the date of such termination or any obligations hereunder that expressly survive termination of this Agreement under Section 11 hereof. Upon the occurrence of a Termination Date, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring and this Agreement or otherwise. Notwithstanding anything to the contrary, nothing in this Agreement shall be construed to prohibit the Company, any of the Consenting Stakeholders, or AST from contesting whether any termination is in accordance with the terms of this Agreement or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of the Company or the ability of the Company to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims (if any) against any Consenting Stakeholder or AST, (b) any right of any Consenting Stakeholder, or the ability of any Consenting Stakeholders, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its Claims against any Company entity or claims (if any) against any other Consenting Stakeholders or AST, and (c) any right of AST, or the ability of AST, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its Claims against any Company entity or claims (if any) against any other Consenting Stakeholders. If this Agreement terminates at any time during which, absent the Company's consent, Bankruptcy Court approval would otherwise be required to change any ballots submitted or votes cast in connection with confirmation of the Plan, the Company shall be deemed to consent to any Consenting Stakeholder's modification or withdrawal of any ballots or votes previously submitted or cast by such Consenting Stakeholder and such ballots or votes may be changed or resubmitted regardless of whether the applicable voting deadline has passed (without the need to seek an order of a court of competent jurisdiction or consent from the Company or any other applicable Party allowing such change or resubmission). Nothing in this Section 10.08 shall restrict the Company's right to terminate this Agreement in accordance with Section 10.04(f), the Required Consenting First Lien Group Creditors' right to terminate this Agreement in accordance with Section 10.01(e) hereof, the Required Consenting Crossholder Group Creditors' right to terminate this Agreement in accordance with Section 10.02(e) hereof, or AST's right to terminate this Agreement in accordance with Section 10.03(e) hereof.

10.09. Automatic Stay. The Company acknowledges that, after the commencement of the Chapter 11 Cases, the giving of notice of default or termination by any other Party pursuant to this Agreement shall not be a violation of the automatic stay under section 362 of the Bankruptcy Code or any stay imposed by the Canadian Court, and the Company hereby waives, to the fullest extent permitted by law, the applicability of the automatic stay as it relates to any such notice being provided; *provided* that nothing herein shall prejudice any Party's rights to argue that the giving of notice of default or termination was not proper under the terms of this Agreement.

Section 11. ***Survival.*** Notwithstanding the termination of this Agreement pursuant to Section 10, the agreements and obligations of the Parties in Section 10.08, Section 14, Section

15, and Section 17, and any defined terms needed for the interpretation of any such Sections, shall survive such termination and shall continue in full force and effect in accordance with the terms hereof.

Section 12. ***No Solicitation; Fiduciary Duties.***

12.01. In furtherance and not in limitation of Sections 4.01 and 4.02, but subject to Section 12.03, during the Agreement Effective Period, (a) neither the Company nor any of the Consenting Stakeholders shall, and each of the foregoing shall cause its subsidiaries and its and its subsidiaries' respective directors, managers and officers not to and shall use reasonable best efforts to cause its and its subsidiaries' other representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage, facilitate or assist (including by way of furnishing non-public information relating to the Company or any of its subsidiaries or affording access to the business, properties, assets, books, records or personnel of the Company or any of its subsidiaries) any Alternative Commercial Transaction Proposal, (ii) participate or engage in any discussions or negotiations with any Person with respect to any Alternative Commercial Transaction Proposal, (iii) adopt, approve or enter into any binding or non-binding agreement with respect to any Alternative Commercial Transaction or (iv) resolve or agree to do any of the foregoing and (b) the Company and the Consenting Stakeholders shall, and each of the foregoing shall cause its subsidiaries and its and its subsidiaries' respective directors, managers and officers to and shall use reasonable best efforts to cause its and its subsidiaries' other representatives to, immediately cease all existing discussions or negotiations with any Person (other than AST and AST's representatives) conducted prior to the commencement of the Agreement Effective Period with respect to any Alternative Commercial Transaction Proposal. Promptly, and in any event within 24 hours, after the commencement of the Agreement Effective Period, the Company shall terminate access by any Person (other than AST and AST's representatives) to any physical or electronic dataroom relating to a potential Alternative Commercial Transaction Proposal (or prior discussions in respect of a potential Alternative Commercial Transaction Proposal) and request that each Person (other than AST and AST's representatives) that has executed a confidentiality agreement relating to a potential Alternative Commercial Transaction Proposal promptly return to the Company or destroy all non-public documents and materials containing non-public information of the Company that has been furnished by the Company or any of its representatives to such Person pursuant to the terms of such confidentiality agreement.

12.02. During the period beginning on the Agreement Effective Date and ending on the date the AST Definitive Agreements Order is entered, as promptly as practicable, and in any event within 24 hours, following receipt of an Alternative Commercial Transaction Proposal, the Company shall provide AST, the Ad Hoc First Lien Group Advisors and the Ad Hoc Crossholder Group Advisors with written notice thereof, which notice shall indicate the identity of the Person making such Alternative Commercial Transaction Proposal and the material terms and conditions thereof. Thereafter, the Company shall keep AST, the Ad Hoc First Lien Group Advisors and the Ad Hoc Crossholder Group Advisors reasonably informed on a prompt and timely basis with respect to the status of or material terms and conditions of any such Alternative Commercial Transaction Proposal (including any amendments or proposed amendments to such terms). The Company shall promptly (and in any event within 24 hours following receipt or delivery thereof) provide AST, the Ad Hoc First Lien Group Advisors and the Ad Hoc Crossholder Group Advisors with copies of all written Alternative Commercial Transaction Proposals and all materials (including draft and proposed financing documents) relating to any Alternative Commercial Transaction Proposal that, in each case, are either (a) received

by the Company or any of its representatives from the Person(s) making any such Alternative Commercial Transaction Proposal or any of its representatives or (b) delivered by the Company or any of its Representatives to such Person(s) or any of its or their representatives.

12.03. Notwithstanding anything to the contrary set forth in this Section 12, at any time during the period beginning on the Agreement Effective Date and ending on the date the AST Definitive Agreements Order is entered, if (a) the Company has received a written, *bona fide* Alternative Commercial Transaction Proposal from any Person that did not result from a breach of this Section 12 and (b) the board of managers of Parent (the "Parent Board") determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that such Alternative Commercial Transaction Proposal constitutes or is reasonably likely to lead to a Superior Commercial Transaction Proposal and that the failure to take such action described in clause (i), (ii) or (iii) below would be inconsistent with its fiduciary duties under applicable law, then the Company may (i) enter into an Acceptable Confidentiality Agreement with such Person, (ii) furnish information with respect to the Company to the Person making such Alternative Commercial Transaction Proposal and its representatives (*provided*, that the Company shall concurrently provide or make available to AST any non-public information concerning the Company that is provided to such Person and that was not previously provided or made available to AST) and (iii) participate and engage in discussions or negotiations with, or facilitate or assist any effort by, the Person making such Alternative Commercial Transaction Proposal and its representatives regarding such Alternative Commercial Transaction Proposal.

12.04. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Parent Board may, in response to (x) the receipt of a written, *bona fide* Alternative Commercial Transaction Proposal received during the Agreement Effective Period that did not result from a material breach of this Section 12, or (y) the occurrence of an Intervening Event, terminate this Agreement pursuant to Section 10.04(f); *provided*, that prior to such termination, (a) the Parent Board determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that the failure to so terminate this Agreement would be inconsistent with its fiduciary duties under applicable law, (b) in the case of receipt of an Alternative Commercial Transaction Proposal, the Parent Board determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that such Alternative Commercial Transaction Proposal constitutes a Superior Commercial Transaction Proposal, (c) the Company provides written notice to AST, the Ad Hoc First Lien Group Advisors, and the Ad Hoc Crossholder Group Advisors at least fifteen (15) business days (or, if such notice to AST is delivered following entry of the Break-Up Fee Order, ten (10) business days) prior to terminating this Agreement pursuant to Section 10.04(f). of its intent to take such action, specifying the reasons therefor, including, in the case of receipt of an Alternative Commercial Transaction Proposal, the material terms and conditions of such Alternative Commercial Transaction Proposal (including a copy of all binding agreements (and drafts thereof) in respect thereof and any other relevant proposed transaction documentation (including any financing commitments) (a "Termination Notice"), (d) prior to terminating this Agreement pursuant to Section 10.04(f), the Company negotiates, and causes its representatives to negotiate, with AST in good faith (to the extent AST desires to negotiate) during such ten (10) or fifteen (15) business day period (as applicable) to enable AST to propose amendments to the terms and conditions of this Agreement that would obviate the basis for the termination of this Agreement and (e) no earlier than the end of such ten (10) or fifteen (15) business day period (as applicable) (i) the Parent Board determines in good faith, after consultation with its independent financial advisor and outside legal counsel, after considering any amendments to the terms and

conditions of this Agreement proposed by AST during such ten (10) or fifteen (15) business day period (as applicable) that the failure to terminate this Agreement pursuant to Section 10.04(f) would be inconsistent with its fiduciary duties under applicable law and (ii) in the case of receipt of an Alternative Commercial Transaction Proposal, that such Alternative Commercial Transaction Proposal is a binding written offer capable of acceptance by the Company and continues to constitute a Superior Commercial Transaction Proposal. Following delivery of a Termination Notice in the case of an Alternative Commercial Transaction Proposal, in the event of any change to the financial terms (including any change to the amount or form of consideration payable) or other material revision to the terms or conditions of such Alternative Commercial Transaction Proposal, the Company shall provide a new Termination Notice to AST, the Ad Hoc First Lien Group Advisors, and the Ad Hoc Crossholder Group Advisors, and any termination of this Agreement pursuant to Section 10.04(f) following delivery of such new Termination Notice shall again be subject to clauses (a) through (e) of the immediately preceding sentence, except that references to a ten (10) or fifteen (15) business day period (as applicable) shall be deemed to be five (5) business days.

12.05. As used in this Agreement:

(a) "Alternative Commercial Transaction" means any sale of a material portion of assets, plan proposal or other transaction of similar effect (in each case, outside of the ordinary course of business), other than in accordance with or in furtherance of the AST Transaction.

(b) "Alternative Commercial Transaction Proposal" means any plan, inquiry, proposal, offer, bid, term sheet, discussion or agreement with respect to any Alternative Commercial Transaction.

(c) "Intervening Event" means an event, change, or development that does not relate to an Alternative Commercial Transaction Proposal.

(d) "Superior Commercial Transaction Proposal" means a *bona fide*, written Alternative Commercial Transaction Proposal that did not result from a breach of Section 12 of this Agreement on terms that the Parent Board determines in good faith, after consultation with independent financial advisor and outside legal counsel, to be (i) more favorable to the Consenting Stakeholders, from a financial point of view, than the terms of this AST Transaction (including any changes to the terms and conditions of this Agreement proposed by AST in response to such proposal in accordance with Section 12) and (ii) reasonably likely to be consummated in accordance with its terms.

(e) "Acceptable Confidentiality Agreement" means any confidentiality agreement containing provisions limiting the disclosure and use of non-public information of or with respect to the Company that are, in each case, no less favorable to the Company than the terms of the confidentiality agreement between Parent and AST, dated as of January 18, 2022.

"Person" means any "person" as defined in section 101(41) of the Bankruptcy Code.

12.06. Subject to, and without limiting in any respect the obligations of the Company and its representatives set forth in, Sections 12.01, 12.02, 12.03, 12.04, and 12.05 of this Agreement with respect to an AST Transaction, an Alternative Commercial Transaction Proposal, a Superior Commercial Transaction Proposal, or an Intervening Event, nothing in this Agreement shall require the

Company, and the Company's directors, managers, and officers to take or refrain from taking any action with respect to the Restructuring (including, without limitation, terminating this Agreement under Section 10) to the extent such person or persons determine, based on the advice of counsel, that taking, or refraining from taking, such action, as applicable, would be inconsistent with applicable law or its fiduciary obligations under applicable law. The Company shall give prompt (and to the extent reasonably practicable under the circumstances, prior) written notice to the Ad Hoc First Lien Group Advisors, the Ad Hoc Crossholder Group Advisors, and AST of any determination made in accordance with this Section 12.06. Notwithstanding anything to the contrary herein, (a) each Consenting Stakeholder and AST reserves its rights to challenge any action or inaction by the Company in reliance on this Section 12.06, and (b) nothing in this Section 12.06 shall impede any Consenting Stakeholder's or AST's right to terminate this Agreement pursuant to Section 10 of this Agreement.

12.07. The Parties agree that the Company's right to deliver a notice pursuant to Section 12.06 (or otherwise terminate this Agreement) in respect of its fiduciary out shall terminate upon entry of the AST Definitive Agreements Order and the AST Definitive Agreements Order shall expressly so provide.

12.08. For the avoidance of doubt, nothing contained in this Section 12 shall prohibit or impair the Company's ability to engage in or enter into (a) any discussions or transactions concerning Ligado's existing commercial agreements or coordination agreements or any agreements Ligado enters into in the ordinary course related to the use of the Spectrum for MSS on Ligado's Skyterra-1 satellite or any modifications or amendments thereto; *provided* that any such discussions, transactions, or applicable agreements (i) include commercially reasonable termination rights and (ii) would not otherwise adversely affect in any material respect the AST Transaction; (b) any discussions concerning the spectrum related to Ligado's U.S. Government takings litigation; or (c) any discussions or transactions related to the 1670-1675 MHz spectrum that Ligado leases; *provided* that any such discussions, transactions, or applicable agreements (i) include commercially reasonable termination rights and (ii) would not otherwise adversely affect in any material respect the AST Transaction. For the avoidance of doubt, none of the transactions provided for in this section shall constitute an Alternative Commercial Transaction.

Section 13. ***Amendments.*** This Agreement may not be modified, amended, or supplemented in any manner except in writing signed by each of the Company, the Required Consenting Creditors, and AST (solely with respect to any modification, amendment, or supplement that has a material effect on the AST Transaction); *provided* that any waiver, modification, amendment, or supplement to the Definitive Documents shall be governed by Section 3(b) hereof; *provided further* that (a) any waiver, modification, amendment, or supplement that materially, disproportionately, and adversely affects the economic recoveries, treatment, and/or rights of any Consenting Stakeholder compared to the economic recoveries, treatment, and/or rights of any other similarly situated Consenting Stakeholder (after taking into account each Consenting Stakeholder's respective holdings of Claims/Interests in the Company and the recoveries contemplated by the Restructuring Term Sheet) shall require the prior written consent of such Consenting Stakeholder, (b) any amendment or modification of this Section 13 or the definition of "Required Consenting First Lien Group Creditors" shall require the consent of each Consenting First Lien Group Creditor and AST (solely with respect to any amendment or modification of this Section 13 or such definition that shall have the effect of permitting a material amendment or modification of this Agreement that has a material effect on the AST Transaction), and (c) any amendment or modification of this Section 13 or the definition of

"Required Consenting Crossholder Group Creditors" shall require the consent of each Consenting Crossholder Group Creditor and AST (solely with respect to any amendment or modification of this Section 13 or such definition that shall have the effect of permitting a material amendment or modification of this Agreement that has a material effect on the AST Transaction). Any proposed modification, amendment, or supplement that is not approved by the requisite Parties as set forth above shall be ineffective and void *ab initio*.

Section 14. *Miscellaneous.*

14.01. Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court or the Canadian Court, from time to time, to effectuate the Restructuring, as applicable.

14.02. Complete Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral, or written, among the Parties with respect thereto.

14.03. Headings. The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.

14.04. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM; WAIVER OF TRIAL BY JURY. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement in either the United States District Court for the Southern District of New York or any New York state court, or in each case any court of proper appellate jurisdiction (the "Chosen Courts"), and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto or constitutional authority to finally adjudicate the matter; *provided* that if the Company commences the Chapter 11 Cases and Recognition Proceedings, then the Bankruptcy Court or the Canadian Court, as applicable, (or court of proper appellate jurisdiction) shall be the exclusive Chosen Courts.

14.05. Trial by Jury Waiver. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.06. Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement

on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

14.07. Interpretation and Rules of Construction. This Agreement is the product of negotiations among the Company, the Consenting Stakeholders, and AST and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company, the Consenting Stakeholders, and AST were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel. In addition, this Agreement shall be interpreted in accordance with section 102 of the Bankruptcy Code.

14.08. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third-party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity except as permitted pursuant to Section 5 of this Agreement.

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14.10. Independent Due Diligence and Decision Making. Each Party hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company. Each Party hereby confirms that it has not relied upon the investigation of any Company Advisor and acknowledges and agrees that the Company Advisors are not verifying the Company's information and are not making any representation or warranty with respect to any information provided by or on behalf of the Company.

14.11. Reservation of Rights; No Waiver. If the Restructuring is not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Parties to protect and preserve its rights, remedies, and interests, including its claims against any of the other Parties (or their respective affiliates or subsidiaries) or its full participation in any bankruptcy case filed by the Company or any of its affiliates and subsidiaries, so long as such participation and the positions advocated in connection therewith are consistent with this Agreement. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Pursuant to Federal Rule of Evidence 408, any applicable state rules of evidence, and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms, pursue the consummation of the Restructuring, or the payment of

damages to which a Party may be entitled under this Agreement. This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

14.12. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court, the Canadian Court, or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

14.13. Several, Not Joint, Claims. The agreements, representations, warranties, and obligations of the Consenting Stakeholders and AST under this Agreement are, in all respects, several and not joint.

14.14. Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

14.15. Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

14.16. Capacities of Consenting Stakeholders. Each Consenting Stakeholder and AST has entered into this agreement on account of all Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Claims/Interests.

14.17. E-mail Consents/Waivers. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, including a written approval by the Company or any Consenting Stakeholders, or AST, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

14.18. Good Faith Cooperation. The Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent practicable) in respect of all matters concerning the implementation and consummation of the Restructuring.

14.19. Fortress/Mubadala Relationship. Notwithstanding anything to the contrary contained in this Agreement, Mubadala Investment Company ("Mubadala") and members of the Mubadala Group[9] shall not be deemed to be affiliates of Fortress Credit Corp. or of its affiliates.

Section 15. ***Break-Up Fee.***

15.01. Break-Up Fee and Conditions for Payment.

(a) Each Party acknowledges that the agreements contained in this Section 15 are an integral part of this Agreement and that, without these agreements, AST would not enter into this Agreement. AST represents to the Company that this Section 15 is a condition precedent to AST's execution of this Agreement and is necessary to ensure that AST will continue to pursue the proposed AST Transaction hereunder, and the Company acknowledges that the Break-Up Fee and the Break-Up Reimbursements, if payable hereunder, (i) constitute actual and necessary costs and expenses of preserving the Company's estates, within the meaning of section 503(b) of the Bankruptcy Code, (ii) are of substantial benefit to the Company's estates, (iii) are reasonable and appropriate, including in light of the size and nature of the AST Transaction contemplated hereby and the efforts that have been or will be expended by AST, and (iv) were negotiated by the Parties at arm's-length and in good faith.

(b) In consideration for AST having expended considerable time and resources in connection with this Agreement and the negotiation thereof and of the AST Transaction, in the event the Company consummates an Alternative Commercial Transaction and following entry of the Break-Up Fee Order, the Company shall pay or cause to be paid directly to AST or its designee, within five (5) Business Days following the date of such consummation, a break-up fee in an amount equal to $200 million (the "Break-Up Fee"); *provided* that the Company's obligation to pay the Break-Up Fee shall be subject to the limitations set forth in Section 15.01(c).

(c) Notwithstanding the foregoing or anything to the contrary in this Agreement (including with respect to termination of this Agreement), the Company shall be required to pay the Break-Up Fee if the following conditions are met:

(i) either (A) the Company, the Required Consenting First Lien Group Creditors, or the Required Consenting Crossholder Group Creditors terminate this Agreement, other than on account of a material breach by AST, or (B) AST terminates this Agreement (1) on account of a material breach by the Company, the Required Consenting First Lien Group Creditors, or the Required Consenting Crossholder Group Creditors, that, in any case, has an adverse effect in any material respect on the AST Transaction, or (2) for any other reason other than on account of material breach by the Company, the Required Consenting First Lien Group

[9] "Mubadala Group" means any Person controlling, controlled by or under common control with Mubadala or any other owner of Fortress Investment Group LLC, that is not also controlled by Fortress Investment Group LLC and is not Softbank or a member of the Softbank Group. For purposes of this definition, "control" means the power, through ownership of securities, contract or otherwise, to direct the policies of the applicable person or entity.

Creditors, or the Required Consenting Crossholder Group Creditors, *provided* that, in either case, AST has not itself materially breached this Agreement;

(ii) the Company consummates an Alternative Commercial Transaction with (A) a party that submitted a *bona fide*, written Alternative Commercial Transaction Proposal before any termination of the type described in the foregoing sub-clause (i)(A) or sub-clause (i)(B), or (B) a different party that submitted a *bona fide*, written Alternative Commercial Transaction Proposal as a result of the Company having received an Alternative Commercial Transaction Proposal described in the foregoing sub-clause (ii)(A) (each such transaction described in sub-clause (ii)(A) and sub-clause (ii)(B), a "Qualifying Transaction"); and

(iii) such Qualifying Transaction either (a) closes on or before the effective date of any plan of reorganization involving the Company or (b) closes after the effective date of any plan of reorganization involving the Company, but, at the time of the occurrence of such plan effective date, is evidenced by signed and binding documentation providing for the closing of such Qualifying Transaction.

(d) For the avoidance of doubt, if the Company, the Required Consenting First Lien Group Creditors, or the Required Consenting Crossholder Group Creditors validly terminate this Agreement on account of AST's material breach of this Agreement or AST's material breach of the AST Definitive Agreements (following execution thereof) at a time when such non-AST terminating Party is not in material breach of this Agreement, the Company will not be required to pay the Break-Up Fee.

15.02. Break-Up Reimbursements. As to be set forth in the Break-Up Fee Order, no later than ten (10) Business Days (the "Alternative Commercial Transaction Reimbursement Date") after the date of execution of binding agreements for an Alternative Commercial Transaction by the parties thereto, the Company shall reimburse AST or its designee for all actual amounts paid by AST to the Company on account of the Company's obligations under the Inmarsat Agreement and the CCI Agreement (as defined in the AST Term Sheet) during the period from the date of the execution of the AST Definitive Agreements up to and including the Alternative Commercial Transaction Reimbursement Date ("Break-Up Reimbursements"), and (ii) on the Alternative Commercial Transaction Signing Date, the penny warrants issued pursuant to the AST Term Sheet shall be canceled.

Section 16. ***Payment of Fees and Expenses***. The Company shall pay and reimburse promptly all reasonable and documented fees and out-of-pocket expenses, to the extent invoiced and subject to and in accordance with the terms of any applicable engagement letter or fee letter or as otherwise agreed between the Company and the applicable party or professional (the "Agreed Engagement Letter"), as the case may be, of: (a)(i) Sidley Austin LLP ("Sidley Austin"), as counsel to the Ad Hoc First Lien Group, (ii) Guggenheim Securities, LLC ("Guggenheim"), as financial advisor to the Ad Hoc First Lien Group, and (iii) any local counsel, foreign counsel (including any Canadian counsel), and regulatory counsel to the Ad Hoc First Lien Group (collectively with Sidley Austin and Guggenheim, the "Ad Hoc First Lien Group Advisors"); (b)(i) Kirkland & Ellis LLP ("Kirkland"), as counsel to the Ad Hoc Crossholder Group, and (ii) any local counsel, foreign counsel (including any Canadian counsel), and regulatory counsel to the Ad Hoc Crossholder Group (together with Kirkland, collectively the "Ad Hoc Crossholder Group Advisors"); and (c) Freshfields US LLP as counsel to AST, up to $550,000; *provided*, that

to the extent that this Agreement is terminated in accordance with Section 10 hereof, the Company's reimbursement obligations under this Section 16 shall survive with respect to any and all fees and expenses earned or incurred on or before the date of termination and such termination shall not automatically terminate any applicable fee or engagement letters; *provided, further* that, (i) any fees and expenses expressly set forth in an Agreed Engagement Letter shall be deemed reasonable for all purposes hereunder and (ii) notwithstanding anything to the contrary herein, and for the avoidance of doubt, none of the terms of this Agreement (irrespective of how such Agreement is terminated, whether in accordance with Section 10 hereof or otherwise) shall be construed to override, amend, replace, restrict or otherwise modify in any manner whatsoever any of the Company's payment, reimbursement or other obligations set forth in any Agreed Engagement Letter. Before the Petition Date, the Company will pay all reasonable and documented fees and expenses accrued and outstanding as of the Petition Date.

Section 17. ***Consenting Creditor Consideration and Conditions Thereto.*** In the event the Break-Up Fee becomes due and payable in accordance with Section 15 hereof, the Consenting Creditors shall provide AST with a call option for either (a) New Series A-1 Preferred Units issued under the Plan having a Market Value[10] of $100 million and an exercise price of $0.01, or (b) if a plan of reorganization other than the Plan is confirmed and goes effective, equity securities of the Parent having reasonably equivalent value and rights to such New Series A-1 Preferred Units contemplated by the Plan (such consideration, the "Call Option"). The Consenting Creditors will provide AST with the Call Option on the effective date of the Plan or the effective date of another plan of reorganization, on a *pro rata* basis (determined by the total amount of First Lien Pari Debt held by such Consenting Creditors on the relevant effective date).

Section 18. ***Relationship Among Consenting Stakeholders.*** Notwithstanding anything to the contrary herein, the duties and obligations of the Consenting Stakeholders under this Agreement shall be several, not joint. It is understood and agreed that no Consenting Stakeholder has any fiduciary duty or duty of trust or confidence in any kind or form with any other Consenting Stakeholder, the Company, or any other stakeholder of the Company and, except as expressly provided in this Agreement, there are no commitments among or between them. In this regard, it is understood and agreed that any Consenting Stakeholder may trade in the debt of the Company without the consent of the Company or any other Consenting Stakeholder, subject to applicable securities laws, the terms of this Agreement, and any confidentiality agreement entered into with the Company; *provided* that no Consenting Stakeholder shall have any responsibility for any such trading by any other person or entity by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Consenting Stakeholders shall in any way affect or negate this understanding and agreement. Nothing in this Agreement shall create any fiduciary obligations or duties on the part of any of the Consenting Stakeholders, or any members, partners, managers, managing members, equityholders, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents, or other representatives of the same or their respective affiliated entities, in such person's capacity as a member, partner, manager, managing member, equity holder, officer, director,

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[10] "Market Value" for the purposes of this Section 17 means a value calculated upon, if available, the average of the daily volume-weighted average price over a trailing 30-day period of such New Series A-1 Preferred Units. The definitive documentation evidencing the Call Option shall include a process to resolve disputes arising with respect to the Call Option, including any dispute regarding Market Value.

employee, advisor, principal, attorney, professional, accountant, investment banker, consultant, agent, or other representative of such Party or its affiliated entities, that such entities did not have prior to the execution of this Agreement.

Section 19. ***Disclosure and Public Statements.*** The Company and AST shall submit drafts to the Ad Hoc First Lien Group, the Ad Hoc Crossholder Group, and AST of any press releases or public disclosure documents that disclose of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least forty-eight (48) hours prior to making any such disclosure and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate such reasonable comments in good faith. Any party that intends to issue a press release regarding the terms of this Agreement or the Restructuring shall provide a draft to the Company at least forty-eight (48) hours prior to making any such disclosure, to the extent practicable, and shall afford the Company a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall consider any such comments in good faith. Except as required by law or agreed by the Required Consenting Creditors, neither the Company nor AST shall (a) use the name of any Consenting Crossholder Group Creditors or Consenting First Lien Group Creditors in any public manner (including any press release) with respect to this Agreement, the Restructuring, or any of the Definitive Documents or (b) disclose the principal amount or percentage of any Claims/Interests or any other securities of the Company held by any other Party, in each case, without such Party's prior written consent; *provided* that (i) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Party a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure (including by way of a protective order) and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Claims/Interests held by the Ad Hoc First Lien Group, the Ad Hoc Crossholder Group, or all the Consenting Stakeholders. Any public filing of this Agreement with the Bankruptcy Court or otherwise shall not include (a) the executed signature pages to this Agreement or (b) or Annex A to the AST Term Sheet.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

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Company Parties

Ligado Networks LLC
Ligado Networks Corp.
Ligado Networks Holdings (Canada) Inc.
Ligado Networks (Canada) Inc.
ATC Technologies, LLC
Ligado Networks Inc. of Virginia
One Dot Six LLC
One Dot Six TVCC LLC
Ligado Networks Subsidiary LLC
Ligado Networks Finance LLC
Ligado Networks Build LLC.

/s/ Douglas Smith
Name: Douglas Smith
Title: Chief Executive Officer

Address: [redacted]

AST

AST & Science, LLC

/s/ Abel Avellan

Name: Abel Avellan
Title: Chairman and CEO

Address: [redacted]

E-mail address(es): [redacted]
Telephone: [redacted]
Facsimile: [redacted]